Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-180439) and Form S-8 (Nos. 333-131791 and 333-170391) of Rosetta Resources Inc. (“Rosetta”) of our report dated April 15, 2013 relating to the Statements of Revenues and Direct Operating Expenses of the Permian Basin Assets to be acquired by Rosetta from Comstock Resources, Inc., which appears in Rosetta’s Current Report on Form 8-K dated April 15, 2013.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 15, 2013